CONSULTING AGREEMENT

This CONSULTING AGREEMENT (this "Agreement") is made as of MAY 09, 2005, by and between Cornerstone Pharmaceuticals, Inc., a New York Corporation (the "Company" "Cornerstone") and R Lutes, M.D. Consulting, LLC, with offices at 227 Dublin Hill Road, Southbury, CT 06488 (the "Consultant").

W I T N E S S E T H:

WHEREAS, the Company is engaged in the research, development and commercialization of innovative proprietary pharmaceutical and drug delivery systems to treat cancer (the "Business"); and

WHEREAS, the Company desires to engage the Consultant to perform services for the Company and the Consultant desires to perform such services, on the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual covenants and conditions provided herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. **Consulting Duties and Authority**.

1.1 Consulting. The Company agrees to retain the Consultant on a non-exclusive basis, and the Consultant agrees to devote his time, best effort, skills and loyalty to the Business of the Company, to effectively perform his responsibilities to the Company hereunder and to the render services and skills in the furtherance of the Business of the Company. Consultant will perform its Services in accordance with generally accepted industry standards, practices and principles, and all applicable federal, state and local laws, rules and regulations. The Company agrees to retain the Consultant as a consultant during the term of this Agreement (the "Consulting Period").

1.2 Services. "Services" are defined in Schedule A, attached hereto, and made a part of this Agreement.

2. **Compensation and Benefits**.

2.1 In consideration for the Consultant's services to the Company during the term of this Agreement and all of the Consultant's representations, warranties and covenants contained in this Agreement, the Company shall pay to the Consultant the following compensation:

2.1.1. During the Term, the Company shall pay the Consultant a fixed monthly consulting fee of Eight Thousand Dollars ($8,000.00 USD). The Consultant shall submit to Company at the end of the Term a report detailing the amount of hours the Conusltant has spent performing the Services.

2.1.2. Upon submission by the Consultant to the Company of expense statements evidencing such expenses, the Company agrees to reimburse the Consultant for all reasonable and necessary business expenses incurred or expended by the Consultant that have been pre-approved by the Company in writing.

2.1.2. The Consultant may not directly or indirectly solicit, receive or obtain any discount, rebate, commission or other inducement (whether in cash or in kind) when acting on behalf of the Company unless it is authorized by regulations or guidelines from time to time governing dealings by executives on behalf of the Company and disclosed to the Company in advance.

2.1.3. The Consultant shall be solely responsible for the payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws that pertain to the compensation paid to the Consultant for services during the Consulting Period.

3. **Term and Termination.**

3.1 Term. The term of this Agreement shall commence on the date hereof and shall continue in full force and effect for one Month (the "Term"). The Term shall automatically renew for a additonal Terms at the end of a Term unless terminated per below.

3.2 Termination. Either party may by written notice terminate this Agreement at any time and during the Term.

3.3 Exclusive Benefits. Except as set forth in Section 2.1 hereof, no benefits, compensation or rights of the Consultant shall continue to accrue after the date of the termination of this Agreement.

4. **Conflicts of Interest.**

The Consultant shall not without prior written permission of the Board of Directors engage in activities on their own behalf or be employed by, engaged by, act for or collaborate with in any manner whatsoever (whether as a consultant, advisor, director, employee, or otherwise) with any other company, firm, business, academic or other institution which might impair its ability to act at all times in the best interest of the Company.

5. **Confidential Information.**

5.1 The Consultant shall:

5.1.1. Keep secret and retain in the strictest confidence all confidential information of the Company including, but not limited to,

technology, trade secrets, "know-how," data, internal procedures, forms, records, patent applications, pricing policies, operational methods and other proprietary information relating to the business and affairs of the Company ("Confidential Information"), except as permitted by the written consent of the Chief Executive Officer of Company (the "CEO").

5.1.2. Abide by all directions of the CEO from time to time concerning the use, disclosure and supply of Confidential Information. Consultant shall not use, disclose, or grant the use of the Confidential Information to affiliates, directors, officers, employees, permitted assignees and agents, licensees, consultants, lawyers, bankers, clinical investigators or contractors unless such third parties are made subject to the restrictions contained in this Agreement in writing. Consultant shall notify the Company promptly upon discovery of any unauthorized use or disclosure of Confidential Information.

5.1.3. Not make any statements on the Company's behalf or concerning the Company without the prior written consent of the CEO.

5.1.4. Not remove from the Company's premises or copy or allow others to copy the contents of any reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, paper, notebook, books, files, ledgers, records, tapes, disks, diskettes, CD-ROM, computer programs, and documents thereof, computer information storage means, samples of material, other graphic or written data and any other media on which information can be permanently stored ("Document") belonging to the Company or containing or referring to Confidential Information, without prior written consent of the CEO.

5.1.5. Return to the Company on request all Document(s) in its possession or under its control which belong to the Company or which contain or refer to any Confidential Information.

5.1.6. If so requested by the Company, delete all Confidential Information from any Document in its possession or under its control and deliver or destroy all other Document(s) of other tangible items belonging to the Company or containing or referring to Confidential Information in its possession or in its control.

5.2 The forgoing obligations regarding the Company's Confidential Information do not apply to any Confidential Information which is:

5.2.1. Known to the Consultant at the time it is disclosed by the Company, as evidenced by the Consultant's written records;

5.2.2. In the public domain at the time of such disclosure to the Consultant, or subsequently thereafter becomes part of the public domain without the fault of the Consultant; or

5.2.3. Acquired by the Consultant from a third party having no obligation of confidentiality to the Company for such Confidential Information.

5.2.4. Required to be disclosed by any applicable law or any competent authority to which the Consultant is from time to time subject.

5.3 The obligations set forth in this Section 5 shall survive the expiration or termination of this Agreement for whatever reason in perpetuity.

6. **Intellectual Property.** The Consultant shall make full and prompt disclosure to the Company of any and all inventions, discoveries, developments, processes, improvements and or concepts created, conceived originated or reduced to practice by the Consultant or his employees or approved collaborators ("Inventions"), arising, in whole or in part, from the Consultant's advisory services provided hereunder and shall promptly supply to the Company any and all such materials and document(s) documenting any and all Inventions created, conceived, originated or reduced to practice. This obligation shall apply whether or not the Consultant has conceived, created, originated or reduced to practice Invention(s) on the Company's premises or during normal consulting hours.

6.1 The Consultant shall not make any filings for patents, patent applications, continuations-in-part, division or continuation applications, reissuances, reexaminations or extensions thereof or their foreign counterparts or equivalents in respect of any Inventions made subject to Section 6 hereunder. Any and all such filings shall be made by the Company and any resulting patent rights shall be owned by the Company

6.2 The Consultant shall assign to the Company (or any person or entity designated by the Company) all the Consultant's right, title and interest in and to any and all Inventions subject to Section 6 hereunder and any and all related materials and document(s).

6.3 The Consultant agrees both during and after the term of this Agreement to do or procure the doing of all such acts and things and to sign or procure the signing of all such deeds and documents as the Company may in its sole discretion require from time to time, without limitation, in connection with the filing, prosecution, maintenance and renewal of patents, patent applications, continuations-in-part, division or continuation applications, reissuances, reexaminations or extensions thereof or their foreign counterparts or equivalents and the making of assignments. The Consultant further agrees that it irrevocably designates and appoints each director of the Company other than the Consultant as the agent and attorney-in-fact of him to do such acts and things and execute all such deeds and documents as the Company may deem necessary or desirable in order to protect its rights and interest in any Invention, material or Document. Consultant shall be notified in writing within five (5) working days of any and all actions taken by the Company as the agent or attorney–in-fact under this Section 6.

6.4 The Consultant hereby expressly acknowledges that the Company is under no duty or obligation under the terms of this Agreement to file, prosecute, maintain or renew any or any other patent related document where the Company's considerations, objectives or priorities from time to time do not support such action in any particular country.

6.5 Reference to the Company in this Section 6 will be deemed to include any, or where indicated by the context, the Company's affiliates and successors.

6.6 The Consultant shall not reveal to anyone (other than in the regular course of business of the Company or its Affiliates) any information concerning any Inventions or materials or document(s) related thereto without the Company's prior written consent.

7. **Covenant Not to Compete**. The Consultant acknowledges and agrees that the Confidential Information and Documents are the exclusive and valuable property of the Company and may not be used by the Consultant for any purpose of any kind, directly or indirectly, except during the term of this Agreement for the sole and exclusive benefit of the Company in its capacity as a consultant of the Company and that the success of the Company depends on the Consultant's observance of these covenants in this Section 7.

7.1 In consideration of the rights and benefits granted to the Consultant hereunder, the Consultant agrees that so long it is a consultant of the Company and in addition, for a period of ten (10) years after the date of termination or expiration of this Agreement, it shall not directly or indirectly:

7.1.1. Solicit, hire or retain any employee or consultant of the Company or persuade or entice any such employee or consultant to terminate or lessen the extent of his/her relationship with the Company.

7.1.2. Engage in any activity to interfere with, disrupt or damage the Business of the Company or its relationships with any of its clients, customers, distributors, suppliers, investors or other financial co-venturer or other business relationship;

7.1.3. Engage in business with, or provide advice or services to, any person or entity that directly competes with the Business (or any line of business) of the Company.

For the purposes of this Section 7, the term "Company" shall include the Company and its affiliates, including any entity that, directly or indirectly, controls the business and affairs of the Company.

8. **Indemnification.** The Consultant agrees to indemnify, defend and hold the Company harmless from, against and in respect of any and all losses, liabilities, damages, deficiencies, assessments, interest, penalties, fines and claims (including attorney's fees) that the Company may sustain or incur based upon, arising out of or incurred as a result

of, any breach of, or any inaccuracy in, any representation, warranty, agreement or covenant made by the Consultant in this Agreement. The Company agrees to indemnify, defend and hold the Consultant harmless from, against and in respect of any and all losses, liabilities, damages, deficiencies, assessments, interest, penalties, fines and claims (including attorney's fees) that the Consultant may sustain or incur based upon, arising out of or incurred as a result of, any breach of, or any inaccuracy in, any representation, warranty, agreement or covenant made by the Company in this Agreement.

9. **Legal Costs and Expenses**. If any party hereto prevails in any proceedings, legal or equitable, to enforce any obligations under this Agreement, such party shall also be entitled to recover all costs and expenses incurred by such party in connection therewith, including reasonable attorneys' and accountants' fees and disbursements.

10. **Assignment**. The rights and duties of the Consultant hereunder are not assignable. The Company may assign this Agreement and all rights and obligations hereunder to any third party who becomes a successor to the Company's Business. Upon any such assignment by the Company, the term "Company" as used herein shall be deemed to include any such assignee of the Company, and the assignee shall have the right to enforce all of the Company's rights and remedies hereunder in its own name as if a party hereto in the place and stead of the Company. The Consultant agrees to confirm its obligations to any assignee, transferee, licensee or sublicensee of the Company or their successors and assigns (a "Successor Employer") by executing a new contract with such Successor Employer containing substantially the same terms and conditions as herein provided; *provided* that such Successor Employer also confirms to the Consultant all of the Company's obligations as herein provided.

11. **Severability**. If any provision of this Agreement or any part hereof or the application hereof to any person or circumstance shall be finally determined by a court of competent jurisdiction or by any arbitration panel to be invalid, illegal or unenforceable to any extent, the remainder of this Agreement, or the remainder of such provision or the application of such provision to persons or circumstances other than those as to which it has been held illegal, invalid or unenforceable, shall not be affected thereby and each provision of this Agreement shall remain in full force and effect to the fullest extent permitted by law. The parties also agree that if any portion of this Agreement, or any part hereof or application hereof, to any person or circumstance shall be finally determined by a court of competent jurisdiction or arbitration panel to be invalid or unenforceable to any extent, then such objectionable provision shall be deemed modified to the extent necessary so as to make it valid, legal, reasonable and enforceable.

12. **Notices**. Wherever provision is made in this Agreement for the giving of any notice, such notice shall be in writing and shall be deemed to have been duly given if mailed by first class United States mail, return receipt requested, postage prepaid, addressed to the party entitled to receive the same or if delivered personally, sent by facsimile transmission or sent by overnight courier to such party at the address specified below:

If to the Company:

Cornerstone Pharmaceuticals, Inc.
570 Seventh Avenue, Suite 500
New York, New York 10018
Attn: Chief Executive Officer
Telecopy: 212-302-9425

If to the Consultant:

R. Lutes, M.D. Consulting LLC
Telecopy:

or to such other address, in any such case, as any party hereto shall have last designated by notice to each other party. Notice shall be deemed to have been given or made on the day on which it was given, and if mailed, shall be deemed to have been given or made on the third business day following the day after which it was mailed.

13. **Further Assurances**. The parties hereto agree that, after the execution of this Agreement, they will make, do, execute or cause or permit to be made, done or executed, all such further and other lawful acts, deeds, things devices, conveyances and assurances in law whatsoever as may be required to carry out the true intention and to give full force and effect to this Agreement.

14. **Entire Agreement; Amendment**. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior written or oral negotiations, representations, agreements, commitments, contracts or understandings with respect thereto and no modification, alteration or amendment to this Agreement may be made unless the same shall be in writing and signed by both of the parties hereto.

15. **Waivers**. No failure by either party to exercise any of such party's rights hereunder or to insist upon strict compliance with respect to any obligation hereunder, and no custom or practice of the parties at variance with the terms hereof, shall constitute a waiver by either party to demand exact compliance with the terms hereof. Waiver by either party of any particular default by the other party shall not affect or impair such party's rights in respect to any subsequent default of the same or a different nature, nor shall any delay or omission of either party to exercise any rights arising from any default by the other party affect or impair such party's rights as to such default or any subsequent default.

16. **Governing Law**. For purposes of construction, interpretation and enforcement, this Agreement shall be deemed to have been entered into under the laws of the State of New York and its validity, effect, performance, interpretation, construction and enforcement shall be governed by and subject to the laws of the State of New York without reference to its choice of law provisions.

17. **Exclusive Jurisdiction**. All actions and proceedings arising out of, or relating to, this Agreement shall be heard and determined in any state or federal court sitting in the county of New York, New York. Each of the Company and the Consultant by execution and delivery of this Agreement: (i) expressly and irrevocably consent and submit to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consent to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party by hand or by U.S. certified mail without return receipt requested, delivered or addressed as set forth in Section 12 of this Agreement; and (iii) waive any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis.

18. **Interpretation**. Section titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

19. **Counterparts**. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

COMPANY

CORNERSTONE PHARMACEUTICALS, INC.

By: [signature]
Name: David Polinsky
Title: General Counsel & Secretary

CONSULTANT.

By: [signature]
Name:
Tax Id #______________________

SCHEDULE A

The primary duties associated with the Services are outlined below:

- Provide input to the executive staff and all designees on all medical issues
- Provide availability on a daily basis to respond to the needs of Cornerstone and their clients.
- Interact directly with Cornerstone clients and alliance partners and develop working relationships with them when it supports the business needs of the company.
- Attend all meetings, both internal and external, when it is deemed necessary by the executive staff that medical input will advance the business of the company.
- Look for clinical opportunities in the medical/clinical business space and present to the Cornerstone executive staff for further evaluation.
- Create *and manage* the medical advisory board.
    - Provide a slate of candidates for review by the executive staff that meet the criteria of good communication skills, reputation in the medical community and interest and enthusiasm in the company
    - Select the advisory board and add members as required
    - Provide input to the development of an advisory board contract that will be favorable to the company at this stage of the business, and yet attract the highest level of board member.
    - Establish an ongoing working relationship with all members of the advisory board
    - Establish a communication plan
    - Schedule conference calls and board meeting at a reasonable interval.
- Develop enthusiasm within the oncology community for the company and it's products
- Develop a network of physicians loyal to Cornerstone:
    - Key Opinion Leaders to represent the company on major issues
    - Clinicians to do Physician initiated clinical trials
    - Clinicians to conduct pivotal trials for the company
- Assure compliance with FDA guidelines and GCP in all clinical areas
- Make the company aware of potential business opportunities and alliances in the medical area.
- Utilize a personal network of medical and business contacts to promote the business of the company
- Assist in the establishment of internal information technology as it relates to communication in health care.
- Develop the Medical Affairs department